Exhibit 10.30
SEPARATION AGREEMENT AND GENERAL RELEASE
You, Jonathan Schwarz, and Fortive Corporation (the “Company”) agree as follows:
1.Separation Date. Your employment shall terminate on Wednesday, December 31, 2025 (the “Separation Date”). You shall not perform any duties, functions, or services for the Company after the Separation Date. Irrespective of whether you sign this Separation Agreement and General Release (the “Agreement”), you will be paid all wages earned through the Separation Date and shall be eligible to receive any vested benefit in accordance with the terms of the applicable benefit plan.

2.Severance Pay and other Consideration. In exchange for your promises in this Agreement, including the general release, if you timely sign and return this Agreement and do not thereafter revoke it pursuant to Paragraph 14 below, then pursuant to the Fortive Corporation Severance and Change In Control Plan for Officers (Effective March 27, 2017) (the “Plan”), a copy of which has been furnished to you and of which you hereby acknowledge receipt, and inclusive of benefits provided to you at the Company’s discretion in accordance with the Plan, the Company agrees to provide the following:
a.Severance Pay. The Company shall pay you the gross amount of Six Hundred Twenty Five Thousand Dollars ($625,000.00) (“Severance Pay”), which represents one times your annual base salary in accordance with the Plan. This Severance Pay shall be subject to applicable withholding and payroll deductions and shall be paid consistent with the Company’s normal payroll cycles, over a one-year period, beginning no sooner than eight (8) days after you sign and return this Agreement provided you do not revoke this Agreement pursuant to Paragraph 14 below. For purposes of this Agreement, the period during which you are entitled under the Plan to receive Severance Pay, one year, is the “Severance Period.”

b.Group Benefits and COBRA Subsidy.

i.COBRA Continuation Coverage. Group medical, dental, vision, and prescription drug coverage in which you are enrolled as of your Separation Date will continue through the end of the calendar month in which your Separation Date occurs. Beginning on the first day of the first calendar month following your Separation Date, you and any covered dependents shall be eligible to elect continued medical, dental, vision, and prescription drug benefits coverage (collectively, “group health coverage”) pursuant to the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You are solely responsible for paying the full premium costs (including a 2% administration charge) for such COBRA continuation coverage each month for as long as you remain eligible for and elect to receive COBRA continuation coverage as provided by the COBRA law. If you become eligible for group health coverage under any other group health insurance plan at any time between your Separation Date and the end of the COBRA period, you shall promptly notify the Company, and the Company shall no longer be obligated to provide any group health coverage to you or your dependents. You have a right to COBRA coverage at your sole expense regardless of whether you sign this Agreement.

ii.COBRA Subsidy. To help defray the cost of COBRA continuation coverage during the Severance Period, if you timely sign, return, and do not revoke this Agreement, the Company shall pay you a lump sum payment in the gross amount of Twenty Nine Thousand Eight Hundred and Fifty Dollars and Twenty Four Cents ($29,850.24), which represents the amount the Company would otherwise contribute toward your group health coverage premium as if you were an active employee for a period of time equal to the Severance Period (“COBRA Subsidy”). This payment shall be subject to applicable withholding and payroll deductions and shall be paid no later than Friday, January 30th provided that you sign and return this Agreement and do not revoke it pursuant to Paragraph 14 below.

c.ICP Bonus. The Company will pay you your 2025 ICP bonus that will be calculated using:
a) your ICP target of 85%, b) a Personal Performance Factor of 1.0, and c) the 2025 Company Performance Factor (which will be determined in February 2026). This bonus will be paid in March 2026 at the same time other Company ICP bonuses are distributed. This bonus will be subject to and less all applicable taxes and withholding, provided you sign and do not revoke this Agreement pursuant to Paragraph 14 below.

d.Equity Awards. A pro rata portion of the following unvested Equity Awards held by you shall cease to be subject to a requirement of continued employment or service for continued vesting. This pro rata portion is: (i) 55,579 Stock Options; (ii) 20,738 Restricted Stock Units; (iii) 15,224 Performance Stock Units (“PSUs”) (2022); (iv) 10,721 PSUs (2023); 9,473 Target Performance Stock Units (“TPSUs”) (2024); and 5,317 TPSUs (2025). These pro rata amounts represent unvested Equity Awards granted at least six (6) months prior to the Separation Date and are based on the number of full months of service of the full employment or service period completed as of the Separation Date. Your unvested 2024 and 2025 PSUs shall continue to be subject to such performance conditions and shall be earned or forfeited based on the achievement of such performance conditions. Together with any Equity Awards that had vested prior to, and remained outstanding at, the Separation Date, that are subject to exercise, your unvested Stock Options may be exercised upon vesting until the earlier of the (i) the fifth anniversary of the Separation Date or (ii) the corresponding date of expiration of such Equity Award under the original terms of such grant. Any Equity Awards that are no longer subject to a requirement of continued employment or service pursuant to the foregoing shall be paid or settled, or shall become exercisable, at the same time as they would have been paid or settled or become exercisable under the terms of the original award had employment or service continued for the full employment or service period under the Equity Award.
e.Executive Deferred Income Plan (“EDIP”). The Company shall accelerate all unvested Company contributions in your EDIP account resulting in all contributions being 100% vested. Pursuant to the Company’s EDIP benefit plan, your EDIP distribution will be made in lump sum on September 10, 2026 (the first quarterly distribution period that occurs six (6) months after your Separation Date). The EDIP distribution will be subject to and less all applicable taxes and withholding.

f.Outplacement Assistance. The Company shall pay the costs of outplacement assistance for up to twelve (12) months provided by a third-party outplacement firm of the Company’s choosing.

3.General Release. In exchange for the Severance Pay, ICP Bonus, EDIP acceleration, equity, benefits, and other consideration provided in this Agreement, which you would not be entitled to receive apart from this Agreement, you unconditionally release and forever discharge the Company, and its affiliates, parents, subsidiaries, related companies, successors, predecessors, and assigns, and each of its and their respective officers, directors, partners, shareholders, employees, consultants, agents, representatives, and attorneys, past and present, (collectively referenced herein as “Releasees”), from any and all claims, demands, actions, suits, causes of action, obligations, damages and liabilities of any kind, based on any act, omission, occurrence, or nonoccurrence from the beginning of time to the date you sign this Agreement, including but not limited to claims that arise out of or in any way relate to your hiring, employment and/or separation from employment with the Company. You agree that this general release includes but is not limited to: claims for salary, bonuses, deferred income, equity, compensation, severance pay (except as specified in this Agreement), wages, penalties, premiums, vacation pay, or any benefits under the Employee Retirement Income Security Act of 1974, as amended; claims for breach of implied or express employment contracts or covenants, defamation, wrongful separation, public policy violations, emotional distress and related matters, attorney’s fees, discrimination or harassment under federal, state or local laws; and claims based on any federal, state or other statute, regulation or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act. You expressly acknowledge that this Agreement resolves all legal claims you may have against the Company and the Releasees as of the date you sign this Agreement, including but not limited to claims that you did not know or suspect to exist in your favor at the time you sign this Agreement.

Excluded from the general release above are any claims or rights which cannot be waived by law, including but not limited to (i) claims arising after the date you sign this Agreement, (ii) claims to enforce this Agreement, and (iii) the right to file an administrative charge or complaint (such as a charge of discrimination or unfair labor practice) with, or participate in an investigation conducted by, a government agency such as the U.S. Equal Employment Opportunity Commission (“EEOC”) or a state equivalent, the
U.S. Department of Labor (“DOL”) or a state equivalent, or the National Labor Relations Board (“NLRB”). You understand and agree, however, that you are waiving your right to recover money or other relief in connection with such a charge, whether filed by you or any other individual or entity and whether brought on your behalf or otherwise, except with respect to the Securities and Exchange Commission (“SEC”) and/or the Commodities Futures Trading Commission (“CFTC”). This Agreement does not limit any right you may have to receive an award from the SEC and/or the CFTC for information provided to it. You and the Company otherwise intend the general release above to be general and comprehensive in nature and to release all claims and potential claims by you to the maximum extent permitted by law.

4.Covenant Not to Sue. You represent and warrant that you have not filed or otherwise initiated any lawsuit, arbitration proceeding, or other action in any forum with any court or entity or forum relating to any claims released by you under this Agreement, and that you shall never file or initiate any such lawsuit, arbitration proceeding or other action in any form or forum relating to any claims released herein. However, this paragraph shall not apply to any claim or action by you to enforce this Agreement. If you violate this paragraph, you shall pay all legal expenses and costs, including reasonable attorney’s fees, incurred by any Releasee in defending against your suit. Alternatively, if you violate this paragraph, the Company at its option, may require you to return all monies and other benefits and consideration provided to you under this Agreement, except for $1,000. In that event, the Company shall be excused from making any further payments, continuing any other benefits, or providing other consideration otherwise owed under this Agreement.

5.Restrictive Covenants.

a.Continuing Obligations. You acknowledge and re-affirm your continuing obligations under the non-disclosure, confidentiality, intellectual property, non-solicitation and/or noncompetition agreement you previously signed pertaining to the Company’s interests, which agreement is hereby incorporated and made a part of this Agreement as Attachment A.

b.Protection of Confidential Information. Notwithstanding the above, you agree you had access to a variety of trade secret and/or confidential and proprietary information relating to the Company’s business, including but not limited to: competitive analyses; product costs; manufacturing costs; pricing information; business forecast information; sales information; profit information; accounting information; tax information; financial information and plans; acquisition and divestiture information and strategies; business strategies; product improvements and strategies; service improvements and strategies; marketing improvements and strategies; sales improvements and strategies;

customer information; current product applications; marketing plans and sales plans; technical processes and techniques; administrative information including management organizational information; (all of which information in this Subparagraph 5(b) is collectively referenced as “Confidential Information”). You acknowledge and agree that such Confidential Information is Company property and, except as permitted by the Company or as permitted by Section 7 below, you shall not, directly or indirectly, use or disclose it for your own or a third party’s benefit.
c.Protection of Employee and Contractor Relationships.

i.In addition to your continuing obligations contained in Attachment A, you also agree that, for twenty-four (24) months after your Separation Date, you will not, directly or indirectly: (a) solicit, recruit, hire or attempt to hire any person who was an employee or independent contractor of the Company, and/or its affiliates and subsidiaries (collectively, the “Fortive Companies”), who possessed or had access to Confidential Information, in the six (6) months preceding your Separation Date (“Restricted Person”) to obtain employment with a person, company, or entity that competes with the Fortive Companies; (b) solicit, recruit, hire or attempt to hire any Restricted Person whom you directly or indirectly supervised during the twenty-four (24) months preceding your Separation Date to terminate employment or engagement with the Fortive Companies in order to provide services to another person, company, or entity by which you are employed or provide services to; or (c) communicate with any Restricted Person for the purposes described in this Subparagraph 5(c).

ii.The non-solicitation restrictions in Subparagraph 5(c)(i) will not apply to the Company or Fortive Companies’ employees who you directly or indirectly managed in the six (6) months preceding your Separation Date provided that they are: 1) no longer employed by the Company or Fortive Companies in any capacity; and 2) the end of their employment with the Company or Fortive Companies was the result of a termination (for cause or performance) or a Company layoff (role reduction). If the end of their employment was due to a resignation all non-solicitation restrictions in Subparagraph 5(c)(i) still apply.

d.Non-Disparagement.

i.You agree that as a condition of the Severance Pay, ICP Bonus, EDIP acceleration, equity, benefits and other consideration provided in this Agreement, and except as otherwise permitted herein, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of the Company or any other entity or third person regarding the Company or any other Releasee about the business affairs or financial condition of the Company or any other Releasee.

ii.The Executive Officers of the Company agree that they will not make any false, disparaging, or derogatory statements regarding your performance at the Company to any media outlet, industry group, financial institution, consultant, client, or customer of the Company. In the event that a potential employer contacts the Company, in accordance with Company policy, the Company will provide a neutral reference by providing the dates of your employment and final position. You understand, and agree, that nothing in Subsection 5(d)(ii) prohibits the Company or an Executive Officer of the Company from expressing their opinion as to your performance while at the Company if necessary as part of any legal proceeding involving the Company or as required by law.

6.Return of Company Property. You agree to return to the Company in good working order and no later than your Separation Date all keys, files, records (and copies thereof), equipment (including but not limited to computer hardware, software and printers, wireless handheld devices, cellular phones,

SIM cards, external media devices and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in your possession or control. You represent and agree that you have left and will leave intact all electronic Company documents, including, but not limited to any that you developed or helped to develop during your employment. You further represent and warrant that you have returned all Company proprietary, trade secret and confidential information, whether in hard copy or electronic form and that you have cancelled any accounts for your benefit in the Company’s name, including but not limited to credit cards, telephone charge cards, cellular phone and/or pager accounts.

7.No Limitation of Protected Activities. You understand that nothing in this Agreement (including, without limitation, the foregoing general release of claims and the covenant not to sue, or in any prior agreement you may have entered into with the Company (including obligations contained in an agreement attached to this Agreement as Attachment A) should be construed as discouraging or prohibiting you (a) from disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation or otherwise participating in an investigation by such agency, legislative body, or official; (b) from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor practice, or any other conduct that you have reason to believe is unlawful; or (c) providing information, raising concerns, or making disclosures to any government or regulatory agency or under any rule, regulation or program promulgated by a government entity or regulatory agency, including those disclosures that are protected under applicable law, including, without limitation, the Defend Trade Secrets Act, the Sarbanes-Oxley Act, and any rule or regulation promulgated by the SEC, DOJ, the CFTC, the NLRB, the EEOC, or any other federal, state, or local government agency. By your signature below, you acknowledge and agree that the Company has provided you with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

a.An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.An individual who files a lawsuit against an employer for retaliation for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

8.Limitations / Re-employment. Except as set forth in this Agreement, you are not entitled to any other post-termination pay, severance benefits, bonuses, equity, compensation, or other consideration. You agree that the Releasees have no obligation to reemploy you or offer you employment in the future and that you shall have no recourse against any Releasee if that Releasee refuses to employ you or offer you employment. Notwithstanding the foregoing, any Releasee may offer to re-employ you in the future if, in its sole discretion, it chooses to do so. You acknowledge that if you become employed by the Company or any of its subsidiaries or affiliates during the Severance Period, all of the pay, benefits and other consideration provided in Paragraph 2 shall cease, and in the case of equity, any such awards, be governed by the applicable stock plan and award agreement.

9.On the Job Injury. You represent that you have no job-related illness or injury for which you have not already filed a claim.

10.Validity. Should a court of competent jurisdiction determine that any provision of this Agreement is invalid, that provision shall be severed and the rest of this Agreement shall remain in effect.

11.Confidential Separation Information. You agree that as a condition of your receiving Severance Pay, ICP bonus, EDIP acceleration equity, benefits and other consideration under this Agreement, the fact, terms, and contents of this Agreement and the contents of all communications resulting in this Agreement shall be kept confidential by you and your agents, representatives, and family members, and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by an authorized representative of the Company.
12.Consequences of Breach. You acknowledge the Company’s right to enforce the above Paragraphs 5 (Restrictive Covenants) and 11 (Confidential Separation Information) in any court of competent jurisdiction. You further agree that if you breach any of these provisions, the Company will be irreparably harmed as a matter of law and will be entitled to seek immediate injunctive relief, plus its reasonable attorney’s fees incurred in enforcing the provision breached.

13.Non-Admission of Liability. You agree that this Agreement does not admit liability or wrongdoing on the part of the Company or any other Releasee.

14.Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that, with this Agreement, the Company has advised you in writing to consult an attorney of your choice before signing this Agreement. You further acknowledge that the Company is providing you payments, benefits, and other consideration under this Agreement in reliance on your representations and promises herein, including the general release in Paragraph 3 above. You understand that you may sign this Agreement at any time within the 21-day period, but in no event earlier than your Separation Date. The offer of Severance Pay, benefits, and other consideration set forth in this Agreement will expire when the 21-day period ends, if this Agreement is not accepted and returned by you during that period. You understand that you have the right to revoke this Agreement after signing it by sending written notice of revocation to Simon Grace, Vice President, Total Rewards; Fortive Corporation; 6920 Seaway Blvd, Everett, WA 98203; simon.grace@fortive.com; 425-446-4858; no later than seven (7) days after you sign this Agreement. You acknowledge that this Agreement shall not be effective or enforceable until the 7-day revocation expires.

15.Knowing and Voluntary Release. You agree that you are signing this Agreement voluntarily and of your own free will and not because of any threats or duress. You affirm that no promises or agreements of any kind (other than those in this Agreement) have been made to or with you by any person or entity that would cause you to sign this Agreement. You have had an opportunity to discuss fully and review the terms of this Agreement with an attorney of your choice. You agree that you have carefully read this Agreement and understand its contents, freely and voluntarily assent to all terms and conditions contained in this Agreement, sign your name of your own free will, and intend to be legally bound by this Agreement.
16.Cooperation. After the termination of your employment, with reasonable notice, you agree to cooperate with the Company and to respond to reasonable inquiries and requests for information by the Company in connection with any legal matters in which you are involved or may become involved relating to matters arising during your employment with the Company, including any legal matters in which you may potentially be called as a witness for the Company. Your agreement to cooperate with and to provide responses to such reasonable inquiries and requests for information does not create any employment relationship between you and the Company. The Company agrees to cooperate with you to minimize any disruption to you caused by your cooperation with the Company pursuant to this Paragraph 16.

17.Applicable Law. This Agreement shall be interpreted under the laws of the State of Washington without regard to conflict of laws provisions. You hereby irrevocably submit to and recognize the jurisdiction of that state’s courts (or if, appropriate, a federal court located in that state) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or any subject addressed in this Agreement. For purposes of this Agreement, you agree that those courts are the only courts of competent jurisdiction.

18.Entire Agreement. This Agreement, including Attachment A, constitutes the entire understanding and agreement between the parties pertaining to subjects addressed in this Agreement and cancels all previous oral and written agreements and commitments connected to those subjects. This Agreement may not be modified in any manner, except by written amendment signed by duly authorized representatives of both parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, YOU REPRESENT AND WARRANT THAT:
(1)YOU HAVE READ THIS AGREEMENT;
(2)YOU UNDERSTAND THAT YOU ARE GIVING UP CERTAIN RIGHTS;
(3)YOU AGREE WITH THE TERMS IN THIS AGREEMENT;
(4)YOU HAVE BEEN ADVISED TO, AND ARE AWARE OF YOUR RIGHT TO CONSULT AN ATTORNEY OF YOUR CHOOSING BEFORE SIGNING THIS AGREEMENT; AND
(5)YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

ASSOCIATE    COMPANY
Fortive Corporation
BY: /s/ Jonathan L. Schwarz     BY: /s/ Shannon Flynn
(Associate Signature)     (Signature of Company Official)

Jonathan L. Schwarz     Shannon Flynn, VP Corporate HR
(Associate Printed Name)     (Printed Name and Title of Company Official)

ON: 12/31/2025 | 16:13 EST
(Date) ON: 12/31/2025 | 18:20 PST
(Date)